Filed Pursuant to Rule 433
Registration Statement No. 333-139693
July 31, 2007

The depositor has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”). The depositor has filed or will file with the SEC a prospectus supplement and any issuer free-writing prospectus with respect to this offering (together with the registration statement and prospectus, the “Offering Documentation”). Before you invest, you should read the prospectus in that registration statement and other documents relating to this offering that the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get the Offering Documentation (when completed) for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the Offering Documentation from Lehman Brothers Inc., 745 Seventh Ave., New York, NY, 10019, Attn: Asset Backed Fixed Income Syndicate or by calling 1-800-666-2388, extension 59519.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement.

The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities.

Final Terms of the Offered Certificates

The certificates consist of the classes of certificates listed in the tables below, together with the Class P, Class X, Class LT-R and Class R Certificates. Only the classes of certificates listed in the tables below are offered by the prospectus supplement.

Class	Class Principal or Notional Amount(1)	Initial Interest Rate(2)	Interest Rate Formula or Interest Rate (on or until related Initial Optional Termination Date)(3)(5)	Interest Rate Formula or Interest Rate (after related Initial Optional Termination Date)(4)(5)	Principal Type	Interest Type	Initial Certificate Ratings
							S&P(7)	Moody’s(7)
A1-1	$208,000,000	5.630%	LIBOR plus 0.310%	LIBOR plus 0.620%	Super Senior	Variable Rate	AAA	Aaa
A1-2	$9,636,000	5.820%	LIBOR plus 0.500%	LIBOR plus 1.000%	Super Senior	Variable Rate	AAA	Aaa
A2-1-1	$261,999,000	5.580%	LIBOR plus 0.260%	LIBOR plus 0.520%	Super Senior	Variable Rate	AAA	Aaa
A2-1-2	$32,752,000	5.580%	LIBOR plus 0.260%	LIBOR plus 0.520%	Senior Mezzanine	Variable Rate	AAA	Aaa
A2-2	$120,522,000	5.720%	LIBOR plus 0.400%	LIBOR plus 0.800%	Super Senior	Variable Rate	AAA	Aaa
A3	$78,920,000	5.870%	LIBOR plus 0.550%	LIBOR plus 1.100%	Senior	Variable Rate	AAA	Aaa
A4	$70,323,000	5.670%	LIBOR plus 0.350%	LIBOR plus 0.700%	Senior Support	Variable Rate	AAA	Aaa
AIO	(6)	1.430%	6.75% minus LIBOR(6)	6.00% minus LIBOR(6)	Senior Notional/Interest-Only	Variable Rate	AAA	Aaa
M1	$20,797,000	6.070%	LIBOR plus 0.750%	LIBOR plus 1.125%	Subordinated	Variable Rate	AA+	Aa1
M2	$16,728,000	6.320%	LIBOR plus 1.000%	LIBOR plus 1.500%	Subordinated	Variable Rate	AA+	Aa2
M3	$9,946,000	6.820%	LIBOR plus 1.500%	LIBOR plus 2.250%	Subordinated	Variable Rate	AA	Aa3
M4	$6,781,000	7.320%	LIBOR plus 2.000%	LIBOR plus 3.000%	Subordinated	Variable Rate	AA	A1
M5	$8,590,000	7.320%	LIBOR plus 2.000%	LIBOR plus 3.000%	Subordinated	Variable Rate	AA	A2
M6	$6,781,000	7.320%	LIBOR plus 2.000%	LIBOR plus 3.000%	Subordinated	Variable Rate	A+	A3
M7	$7,685,000	7.320%	LIBOR plus 2.000%	LIBOR plus 3.000%	Subordinated	Variable Rate	A	Baa1
M8	$6,329,000	7.320%	LIBOR plus 2.000%	LIBOR plus 3.000%	Subordinated	Variable Rate	A-	Baa2
M9	$5,425,000	7.320%	LIBOR plus 2.000%	LIBOR plus 3.000%	Subordinated	Variable Rate	BBB+	Baa3
M10	$5,877,000	7.320%	LIBOR plus 2.000%	LIBOR plus 3.000%	Subordinated	Variable Rate	BBB	NR
___________________
(1)	These balances are approximate as described in the prospectus supplement.
(2)	Reflects the interest rate as of the July 31, 2007 closing date.
(3)
Reflects the interest rate formula up to and including the earliest possible distribution date on which the master servicer has the option to purchase the mortgage loans, as described in the prospectus supplement under “Description of the Certificates—Optional Purchase of the Mortgage Loans.”

(4)
Reflects the interest rate formula beginning on the distribution date following the initial optional termination date if the option to purchase the mortgage loans is not exercised by the master servicer at the earliest possible distribution date, as described in the prospectus supplement under “Description of the Certificates—Optional Purchase of the Mortgage Loans.”

(5)	Subject to the net funds cap, as described in the prospectus supplement under “Summary of Terms—The Certificates—Payments on the Certificates—Interest Payments.”
(6)
The Class AIO Certificates are interest-only certificates; they will not be entitled to payments of principal and will accrue interest up to and including the distribution date in May 2012 on a notional amount equal to the aggregate class principal amount of the Class A1-1, Class A1-2, Class A2-1-1, Class A2-1-2, Class A2-2, Class A3 and Class A4 Certificates. The Class AIO Certificates will accrue interest on each distribution date on or before the first possible optional termination date at an interest rate equal to the lesser of (1) the applicable annual rate described above and (2) the product of (i) the excess, if any, of (x) the net funds cap over (y) the weighted average of the interest rates of the senior certificates (other than the Class AIO Certificates) and (ii) a fraction, the numerator of which is the actual number of days in the related accrual period and the denominator of which is 30, subject to a minimum of 0.00%. After the first possible optional termination date, interest will accrue on the Class AIO Certificates at an annual rate equal to the lesser of (1) 6.00% minus one-month LIBOR for such distribution date and (2) the product of (i) the excess, if any, of (x) the net funds cap over (y) the weighted average of the interest rates of the senior certificates (other than the Class AIO Certificates), subject to a 0.00% floor, and (ii) a fraction, the numerator of which is the actual number of days in the related accrual period and the denominator of which is 30. After the distribution date in May 2012, the Class AIO Certificates will no longer be entitled to payments of any kind. The initial notional amount for the first distribution date will equal $782,152,000.

(7)	The designation “NR” means that the specified rating agency will not publicly rate the certificates of that class.

The offered certificates will also have the following characteristics:

Class	Record Date(1)	Delay/Accrual Period(2)	Interest Accrual Convention	Final Scheduled Distribution Date(3)	Expected Final Distribution Date(4)	Minimum Denominations(5)	Incremental Denominations	CUSIP Number
A1-1	DD	0 day	Actual/360	July 25, 2047	July 25, 2012	$25,000	$1	52525L AQ3
A1-2	DD	0 day	Actual/360	July 25, 2047	June 25, 2013	$25,000	$1	52525L AR1
A2-1-1	DD	0 day	Actual/360	July 25, 2047	October 25, 2009	$25,000	$1	52525L AT7
A2-1-2	DD	0 day	Actual/360	July 25, 2047	October 25, 2009	$25,000	$1	52525L AU4
A2-2	DD	0 day	Actual/360	July 25, 2047	June 25, 2013	$25,000	$1	52525L AS9
A3	DD	0 day	Actual/360	July 25, 2047	January 25, 2014	$25,000	$1	52525L AC4
A4	DD	0 day	Actual/360	July 25, 2047	June 25, 2013	$25,000	$1	52525L AD2
AIO	DD	0 day	30/360	May 25, 2012	May 25, 2012	$1,000,000(6)	$1	52525L AP5
M1	DD	0 day	Actual/360	July 25, 2047	January 25, 2014	$100,000	$1	52525L AE0
M2	DD	0 day	Actual/360	July 25, 2047	January 25, 2014	$100,000	$1	52525L AF7
M3	DD	0 day	Actual/360	July 25, 2047	January 25, 2014	$100,000	$1	52525L AG5
M4	DD	0 day	Actual/360	July 25, 2047	January 25, 2014	$100,000	$1	52525L AH3
M5	DD	0 day	Actual/360	July 25, 2047	January 25, 2014	$100,000	$1	52525L AJ9
M6	DD	0 day	Actual/360	July 25, 2047	January 25, 2014	$100,000	$1	52525L AK6
M7	DD	0 day	Actual/360	July 25, 2047	January 25, 2014	$100,000	$1	52525L AL4
M8	DD	0 day	Actual/360	July 25, 2047	January 25, 2014	$100,000	$1	52525L AM2
M9	DD	0 day	Actual/360	July 25, 2047	January 25, 2014	$100,000	$1	52525L AN0
M10	DD	0 day	Actual/360	July 25, 2047	January 25, 2014	$100,000	$1	52525L AV2

(1)	DD = For any distribution date, the close of business on the business day immediately before that distribution date.
(2)
0 day = For any distribution date, the interest accrual period will be the period beginning on the immediately preceding distribution date (or on July 25, 2007 for the first interest accrual period) and ending on the day immediately preceding the related distribution date.

(3)
The final scheduled distribution date for the offered certificates (other than the Class AIO Certificates) is based upon the first distribution date following the month of the last scheduled payment of the latest maturing mortgage loan, as further described in the prospectus supplement. For the Class AIO Certificates, the final scheduled distribution date is based upon the last distribution date on which such certificates are entitled to receive distributions of any kind.

(4)
The expected final distribution date, based upon (a) a constant prepayment rate of 30% per annum, as described in the prospectus supplement under “Yield, Prepayment and Weighted Average—Weighted Average Life,” (b) the modeling assumptions used in the prospectus supplement, as described in the prospectus supplement under “Yield, Prepayment and Weighted Average Life—Weighted Average Life” and (c) assuming the option to purchase the mortgage loans is exercised by the master servicer at the earliest possible distribution date, as described in the prospectus supplement under “Description of the Certificates—Optional Purchase of the Mortgage Loans.” The actual final distribution date for each class of offered certificates may be earlier or later, and could be substantially later, than the applicable expected final distribution date listed above.

(5)	With respect to initial European investors only, the underwriter will only sell offered certificates in minimum total investment amounts of $100,000.
(6)	Notional amount.